Exhibit 99.1

NEWS RELEASE 15-006	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FIRST QUARTER 2015 RESULTS

April 29, 2015 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2015. Following are highlights for this period and the Company’s future outlook:

•	1Q2015 sale of three OSVs to U.S. Navy resulted in pre-tax gain on sale of assets of $33.1 million ($0.57 per diluted share)

•	Excluding gain on sale of assets, 1Q2015 diluted EPS was $0.42, an increase of $0.11, or 35%, from the year-ago quarter

•	Excluding gain on sale of assets, 1Q2015 EBITDA was $61.7 million, an increase of $7.4 million, or 14%, from the year-ago quarter

•	Excluding gain on sale of assets, 1Q2015 operating margin was 25%, up from 18% a year ago and 23% sequentially

•	1Q2015 avg new gen OSV dayrates were $26,705, down $900 from the sequential quarter and in-line with the prior-year quarter

•	1Q2015 utilization of the Company’s new gen OSV fleet was 65% compared to 75% a year-ago and 76% sequentially

•	1Q2015 effective utilization of the Company’s active new gen OSVs was 77% compared to 75% a year-ago and 80% sequentially

•	First 16 HOSMAX vessels have been placed in-service with final eight newbuild deliveries expected during 2015 and 2016

•	The Company has now stacked a total of 18 new generation OSVs, up from 12 since last reported

•	Converted 300 class OSV was re-delivered as a Jones Act MPSV and immediately began a 90-day charter in the GoM with options

•	Contract backlog for new gen OSV vessel-days is currently at 52% and 36% for 2Q2015 and for the remainder of 2015, respectively

•	Contract backlog for MPSV vessel-days is currently at 58% and 29% for 2Q2015 and for the remainder of 2015, respectively

•	Forward line-item guidance updated to reflect latest stacked fleet, vessel sales to U.S. Navy and related O&M contract

•	Cash opex and G&A savings due to proactive cost containment measures now up to $80 million on an annualized basis

•	Purchase option for the sale of fourth 250EDF class OSV to U.S. Navy expected to be exercised by third quarter of 2015
The Company recorded income from continuing operations for the first quarter of 2015 of $35.9 million, or $0.99 per diluted share. Excluding the impact of the first quarter 2015 gain on sale of assets, income from continuing operations would have been $15.2 million, or $0.42 per diluted share, compared to $11.4 million, or $0.31 per diluted share, for the year-ago quarter; and $18.8 million, or $0.52 per diluted share, for the fourth quarter of 2014. Diluted common shares for the first quarter of 2015 were 36.1 million compared to 36.7 million for the first quarter of 2014 and 36.4 million for the fourth quarter of 2014. EBITDA from continuing operations for the first quarter of 2015 was $94.8 million. Excluding the impact of the first quarter 2015 gain on sale of assets, EBITDA from continuing operations would have been $61.7 million compared to $54.3 million for the first quarter of 2014 and $67.4 million for the fourth

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quarter of 2014. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $134.6 million for the first quarter of 2015, a decrease of $2.0 million, or 1.4%, from $136.6 million for the first quarter of 2014; and a decrease of $25.6 million, or 16.0%, from $160.2 million for the fourth quarter of 2014. The year-over-year decrease in revenues was primarily due to soft spot market conditions in the GoM, which led to the Company’s decision to stack 18 OSVs on various dates in the fourth quarter of 2014 and thus far in 2015. For the three months ended March 31, 2015, the Company had an average of 9.5 vessels stacked compared to none in the prior-year quarter and 3.3 in the sequential quarter. This year-over-year decrease in revenue was partially offset by $18.1 million in revenue earned from the full or partial-period contribution of 12 vessels that were placed in service since December 2013 under the Company’s fifth OSV newbuild program. Operating income was $66.9 million, or 49.7% of revenues, for the first quarter of 2015. Excluding the gain on sale of assets, the Company’s operating income for the first quarter of 2015 would have been $33.8 million, or 25.1% of revenues, compared to $25.0 million, or 18.3% of revenues, for the prior-year quarter; and $37.4 million, or 23.3% of revenues, for the fourth quarter of 2014. Average new generation OSV dayrates for the first quarter of 2015 were $26,705 compared to $26,237 for the same period in 2014 and $27,623 for the fourth quarter of 2014. New generation OSV utilization was 64.7% for the first quarter of 2015 compared to 75.3% for the year-ago quarter and 75.7% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 76.6%, 75.3% and 80.0% for the same periods, respectively. The year-over-year decrease in utilization is primarily due to soft market conditions for high-spec OSVs operating in the GoM spot market and the incremental vessels that were stacked in the current-year quarter. The Company’s high-spec OSVs incurred 58 days of aggregate downtime for regulatory drydockings and were stacked for an aggregate of 266 days during the first quarter of 2015.
    Operating Expenses. Operating expenses were $61.4 million for the first quarter of 2015, a decrease of $7.2 million, or 10.5%, from $68.6 million for the first quarter of 2014; and a decrease of $18.7 million, or 23.3%, from $80.1 million for the fourth quarter of 2014. The year-over-year decrease in operating expenses was driven lower by vessels that the Company idled or stacked since late 2014, which resulted in a substantial reduction in mariner headcount. This decrease was partially offset by $11.5 million of operating costs related to the full or partial-period contribution from vessels added to the Company’s fleet since December 2013.
General and Administrative (“G&A”). G&A expenses of $11.9 million for the first quarter of 2015 were 8.8% of revenues compared to $13.7 million, or 10.0% of revenues, for the first quarter of 2014; and $13.9 million, or 8.7% of revenues, for the fourth quarter of 2014. The year-over-year decrease in G&A expenses was primarily attributable to the cancellation of performance-based RSUs that did not achieve their performance vesting criteria, a reduction in bad debt reserves and lower shoreside compensation.

Depreciation and Amortization. Depreciation and amortization expense was $27.5 million for the first quarter of 2015, or $1.9 million lower than the prior-year quarter and $2.1 million lower than the sequential quarter. Depreciation increased by $3.8 million primarily due to the contribution of nine vessels that were placed in-service on various dates since March 2014. The depreciation increase was more than offset by a decrease in amortization expense of $5.7 million, which was largely due to $4.3 million of incremental amortization recorded for the accelerated regulatory drydocking of vessels during the year-ago period. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild program are placed in-service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Gain on Sale of Assets. Included in first quarter 2015 results from continuing operations was a $33.1 million ($20.7 million after tax and $0.57 per diluted share) gain on the sale of three 250EDF class OSVs to the U.S. Navy, which closed on February 27, 2015.
Interest Expense. Interest expense was $10.3 million during the first quarter of 2015, or $3.0 million higher than the prior-year quarter. The increase was primarily due to the Company capitalizing a lower percentage of interest compared to the prior-year period. The Company recorded $5.8 million of capitalized construction period interest, or roughly 36% of its total interest costs, for the first quarter of 2015 compared to having capitalized $8.7 million, or roughly 55% of its total interest costs, for the year-ago quarter.
Vessel Sales to U.S. Navy. As previously announced, the Company has recently closed the sale of three 250EDF class OSVs previously chartered to the U.S. Navy. The vessel purchase agreement includes an option for the acquisition of a fourth vessel currently under charter to the U.S. Navy, the HOS Black Powder, that, if exercised as anticipated, would bring the aggregate sale amount to $152.0 million, which is expected to result in an aggregate gain on sale of assets for the four vessels of approximately $44.1 million ($27.6 million after-tax or $0.76 per diluted share). In addition to these vessel sales, the Company separately entered into an operations and maintenance (“O&M”) contract for the three vessels sold, which contains an initial term and annual renewal options spanning a 10-year operating period including annual dayrate escalations. Associated with the O&M contract, the Company was also awarded a time charter for the HOS Black Powder that will remain in effect until the anticipated sale of the vessel pursuant to the U.S. Navy purchase option is completed. At such time, the HOS Black Powder will operate under the same terms and conditions as the current O&M contract for the other three vessels. While the U.S. Navy purchase option for the fourth vessel is valid through September 30, 2016, the Company expects to complete the sale of HOS Black Powder by the end of the third quarter of 2015, subject to government funding.
Common Stock Repurchase. On October 28, 2014, the Company's Board of Directors authorized the Company to repurchase up to $150.0 million in shares of its common stock. As of December 31, 2014,

the Company had repurchased and retired 891,396 shares at an average price of $28.05 per share. Since December 31, 2014, no additional shares have been repurchased.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results from continuing operations and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, additional stock buy-backs, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.

Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers in recent months.
Vessel Counts. As of March 31, 2015, excluding one inactive non-core conventional OSV, the Company’s fleet consisted of 60 new generation OSVs and five MPSVs. The forecasted vessel counts presented in this press release reflect (i) the anticipated fiscal 2015 and 2016 OSV and MPSV newbuild deliveries discussed below; (ii) the OSV-to-MPSV conversion of one 300 class HOSMAX vessel that was completed on April 6, 2015; and, for purposes of this guidance, (iii) the assumed sale of the fourth and final vessel to the U.S. Navy on September 30, 2015. With an average of 15.4 new generation OSVs projected to be stacked during 2015, the Company’s active fleet for 2015 is expected to be comprised of an average of 45.5 new generation OSVs and 5.9 MPSVs. For 2015, these active new generation OSVs are comprised of an average of 21.6 “term” vessels that are currently operating under long-term charters and an average of 23.9 “spot” vessels that are currently idle, operating under short-term charters or set to roll off of long-term charters by the end of 2015. With an assumed average of 18.0 new generation OSVs projected to be stacked during 2016, the Company’s active fleet for 2016 is expected to be comprised of an average of 44.0 new generation OSVs and 8.8 MPSVs. For 2016, these active new generation OSVs are comprised of an average of 3.9 “term” vessels that are currently operating under long-term charters and an average of 40.1 “spot” vessels that are currently idle, operating under short-term charters or set to roll off of long-term charters by the end of 2016.

Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of new generation OSVs (including stacked vessels) for the remainder of fiscal 2015 and 2016 is currently 36% and 7%, respectively. The Company’s forward contract coverage for its current and projected fleet of MPSVs for the remainder of fiscal 2015 and 2016 is currently 29% and 0%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.
Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 21.6 active “term” OSVs are expected to be in the $24,000 to $26,000 range for the full-year 2015. This range does not reflect the incremental impact of any revenue expected to be derived in the remainder of fiscal 2015 from the Company’s “spot” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs or for any of its MPSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $60.0 million to $65.0 million for the second quarter of 2015, and $253.0 million to $268.0 million for the full-year 2015. Not included in these costs is the expected lost revenue related to vessels during approximately 276 days of aggregate commercial-related downtime. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for commercial-related downtime (in days) for each of the quarterly and/or annual periods presented for the fiscal years 2014, 2015 and 2016. Included in the cash opex guidance range above are the anticipated results of several cost containment measures recently initiated by the Company due to prevailing market conditions, including, among other actions, the stacking of 18 new generation OSVs on various dates since October 1, 2014, as well as company-wide headcount reductions and across-the-board pay-cuts for shore-side personnel. The Company may choose to stack additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its current spot vessels into international markets or back to the GoM from international markets, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. G&A expenses are expected to be in the approximate range of $13.0 million to $14.0 million for the second quarter of 2015, and $50.0 million to $55.0 million for the full-year 2015. For future periods, the Company expects to remain within its historical range of G&A-to-revenue margins, as well as those of its domestic public OSV peer group.
Other Financial Data. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the second quarter of 2015 are $20.8 million, $7.0 million, $10.4 million, $0.6 million, $11.3 million and 36.2 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2015 and 2016 is provided on page 13 of this press release. The Company’s annual effective tax rate is expected to be in the range of 37.0% to 38.0% for fiscal years 2015 and 2016.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs and five 310 class MPSVs. As of April 29, 2015, the Company has placed 16 vessels in-service under this program. The eight remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2015			2016				Total
	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	—	—	—	—	—	—	—	—
310 class OSVs	1	1	—	—	—	—	—	2
320 class OSVs	2	—	—	—	—	—	—	2
Total OSVs	3	1	—	—	—	—	—	4
310 class MPSVs	—	—	1	1	1	1	—	4
Total Newbuilds	3	1	1	1	1	1	—	8
The Company is monitoring production deficiencies experienced at two of the shipyards and employing all tools contractually available to improve progress and to ensure all possible efforts are made to meet the requirements of the contract. Production at the other yard remains on-time or ahead of schedule. The Company completed the conversion of one of its newbuild HOSMAX 300 class OSVs, the HOS Riverbend, that was previously placed in service under its ongoing newbuild program into a HOSMAX 300 class MPSV. This vessel was re-delivered into the active fleet as a new U.S.-flagged, Jones Act-qualified MPSV in April 2015 and will be included in the Company’s MPSV fleet counts and operating statistics beginning in the second quarter of 2015. Based on the updated schedule above of projected vessel in-service dates and the recent 300 class OSV-to-MPSV conversion, the Company now expects to own 62 new generation OSVs as of December 31, 2015. These vessel additions result in a projected average new generation OSV fleet complement of 61.3 and 62.0 vessels for the fiscal years 2015 and 2016, of which 15.8 and 18.0 vessels are projected to be stacked, respectively. Based on the foregoing, the Company now expects to own and operate seven and 10 MPSVs as of December 31, 2015, and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 5.9, 8.8 and 10.0 vessels for the fiscal years 2015, 2016 and 2017, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,265.0 million, of which $188.2 million and $44.4 million are expected to be incurred in fiscal years 2015 and 2016, respectively. From the inception of this program through March 31, 2015, the Company has incurred $1,080.2 million, or 85.4%, of total expected project costs, including $47.8 million that was spent during the first quarter of 2015. The Company expects to incur newbuild project costs of $79.0 million during the second quarter of 2015.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2014, 2015 and 2016. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its Upstream fleet of vessels will be approximately $19.3 million and $22.9 million for the full fiscal years 2015 and 2016, respectively.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2014, 2015 and 2016. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $62.5 million and $12.0 million, respectively, for the full fiscal years 2015 and 2016, respectively.
Liquidity Outlook
As of March 31, 2015, the Company had a cash balance of $279.5 million and an undrawn $300.0 million revolving credit facility. The Company also expects to receive an additional $38.0 million in cash proceeds from the anticipated sale of the fourth 250EDF class OSV to the U.S. Navy during the third quarter of 2015. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining eight HOSMAX vessels under construction, commercial-related capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild program, as well as discretionary share repurchases from time to time, without ever having to use its currently undrawn revolving credit facility. The Company has three tranches of funded unsecured debt outstanding that mature in fiscal 2019, 2020 and 2021, respectively. On February 6, 2015, the Company amended and extended the maturity of its existing revolving credit facility to February 2020, provided that, if the

2019 convertible senior notes remain outstanding on March 1, 2019, the Company is required to maintain a specified minimum liquidity level until after the redemption or refinancing of the convertible senior notes, which mature on September 1, 2019.
Conference Call
The Company will hold a conference call to discuss its first quarter 2015 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, April 30, 2015. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through May 14, 2015, and may be accessed by calling (201) 612-7415 and using the pass code 13605681#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 66 vessels primarily serving the energy industry and has eight additional ultra high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including significant and sustained or additional declines in oil and natural gas prices; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the inability of the Company to complete a sale to the U.S. Navy of one additional vessel or the government’s cancellation or non-renewal of the operations and maintenance contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; industry risks; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; less than expected growth in Mexican offshore activities; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, as needed, including vessel personnel for active and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; or fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will affect share repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Revenues	$134,624	$160,219	$136,585
Costs and expenses:
Operating expenses	61,420	80,089	68,581
Depreciation and amortization	27,470	29,536	29,360
General and administrative expenses	11,892	13,853	13,685
	100,782	123,478	111,626
Gain on sale of assets	33,056	661	69
Operating income	66,898	37,402	25,028
Other income (expense):
Interest income	214	206	364
Interest expense	(10,262)	(8,677)	(7,232)
Other income (expense), net [1]	440	486	(77)
	(9,608)	(7,985)	(6,945)
Income before income taxes	57,290	29,417	18,083
Income tax expense	21,437	10,648	6,729
Income from continuing operations	35,853	18,769	11,354
Income from discontinued operations, net of tax	—	402	412
Net income	$35,853	$19,171	$11,766
Earnings per share
Basic earnings per common share from continuing operations	$1.01	$0.52	$0.32
Basic earnings per common share from discontinued operations	—	0.02	0.01
Basic earnings per common share	$1.01	$0.54	$0.33
Diluted earnings per common share from continuing operations	$0.99	$0.52	$0.31
Diluted earnings per common share from discontinued operations	—	0.01	0.01
Diluted earnings per common share	$0.99	$0.53	$0.32
Weighted average basic shares outstanding	35,630	35,949	36,169
Weighted average diluted shares outstanding [2]	36,116	36,414	36,717

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Offshore Supply Vessels:
Average number of new generation OSVs [3]	61.4	60.6	54.2
Average number of active new generation OSVs [4]	51.9	57.3	54.2
Average new generation OSV fleet capacity (deadweight) [3]	208,495	197,524	157,296
Average new generation OSV capacity (deadweight)	3,395	3,260	2,901
Average new generation utilization rate [5]	64.7%	75.7%	75.3%
Effective new generation utilization rate [6]	76.6%	80.0%	75.3%
Average new generation dayrate [7]	$26,705	$27,623	$26,237
Effective dayrate [8]	$17,278	$20,911	$19,756
Balance Sheet Data (unaudited):

	As of March 31, 2015	As of December 31, 2014
Cash and cash equivalents	$279,458	$185,123
Working capital	396,349	299,097
Property, plant and equipment, net	2,421,026	2,459,486
Total assets	2,973,793	2,922,451
Total long-term debt	1,075,896	1,073,472
Stockholders’ equity	1,406,835	1,370,765

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2015	March 31, 2014
Cash provided by operating activities	$61,438	$36,704
Cash provided by (used in) investing activities	35,152	(129,203)
Cash provided by (used in) financing activities	(1,953)	338

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
CONTINUING OPERATIONS:
Vessel revenues	$130,176	$156,751	$134,029
Non-vessel revenues [9]	4,448	3,468	2,556
Total revenues	$134,624	$160,219	$136,585
Operating income	$66,898	$37,402	$25,028
Operating margin	49.7%	23.3%	18.3%
Components of EBITDA [10]
Income from continuing operations	$35,853	$18,769	$11,354
Interest expense, net	10,048	8,471	6,868
Income tax expense	21,437	10,648	6,729
Depreciation	19,984	19,303	16,185
Amortization	7,486	10,233	13,175
EBITDA [10]	$94,808	$67,424	$54,311
Adjustments to EBITDA
Stock-based compensation expense	1,972	1,907	2,631
Interest income	214	206	364
Adjusted EBITDA [10]	$96,994	$69,537	$57,306
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$94,808	$67,424	$54,311
Cash paid for deferred drydocking charges	(2,553)	(3,961)	(9,915)
Cash paid for interest	(14,032)	(11,398)	(13,882)
Cash paid for taxes	(1,373)	(1,568)	(937)
Changes in working capital	16,332	(9,095)	4,633
Stock-based compensation expense	1,972	1,907	2,631
Changes in other, net	(33,716)	96	(137)
Net cash provided by operating activities	$61,438	$43,405	$36,704
DISCONTINUED OPERATIONS:
Revenues	$—	$—	$12
Operating income	—	217	643
Operating margin	—	nmf	nmf
Components of EBITDA [10]
Income from discontinued operations	$—	$402	$412
Interest expense, net	—	—	—
Income tax expense	—	226	231
Depreciation	—	—	29
Amortization	—	—	—
EBITDA [10]	$—	$628	$672
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—
Stock-based compensation expense	—	—	—
Interest income	—	—	—
Adjusted EBITDA [10]	$—	$628	$672
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$—	$628	$672
Cash paid for deferred drydocking charges	—	—	—
Cash paid for interest	—	—	—
Cash paid for taxes	—	—	—
Changes in working capital	—	1,168	809
Stock-based compensation expense	—	—	—
Loss on early extinguishment of debt	—	—	—
Changes in other, net	—	(212)	(655)
Net cash provided by operating activities	$—	$1,584	$826

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	1.0	12.0
Commercial downtime (in days)	58	27	281
MPSVs
Number of vessels commencing drydock activities	—	—	1.0
Commercial downtime (in days)	—	2	9

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	1.0	1.0
Commercial downtime (in days)	180	75	83

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$2,553	$3,961	$9,915
Other vessel capital improvements	2,250	3,326	7,149
	4,803	7,287	17,064
Other Capital Expenditures:
200 class OSV retrofit program	—	—	122
Commercial-related vessel improvements	19,592	9,901	7,385
Non-vessel related capital expenditures	4,388	6,801	556
	23,980	16,702	8,063
	$28,783	$23,989	$25,127
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$47,763	$62,650	$106,680

Forecasted Data [12]:
	1Q 2015A	2Q 2015E	3Q 2015E	4Q 2015E	2015E	2016E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	3.0	1.0	1.0	7.0	13.0
Commercial downtime (in days)	58	65	45	25	193	342
MPSVs
Number of vessels commencing drydock activities	—	—	—	—	—	1.0
Commercial downtime (in days)	—	—	—	—	—	28

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	—	1.0	—
Commercial downtime (in days)	180	96	—	—	276	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$2.6	$4.5	$4.8	$3.8	$15.7	$19.8
Other vessel capital improvements	2.2	0.8	0.3	0.3	3.6	3.1
	4.8	5.3	5.1	4.1	19.3	22.9
Other Capital Expenditures:
Commercial-related vessel improvements	19.6	12.6	—	—	32.2	8.0
Non-vessel related capital expenditures	4.4	17.6	4.4	3.9	30.3	4.0
	24.0	30.2	4.4	3.9	62.5	12.0
	$28.8	$35.5	$9.5	$8.0	$81.8	$34.9
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$47.8	$79.0	$37.9	$23.5	$188.2	$44.4

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	2Q 2015E Avg Vessels	2Q 2015E Contract Backlog	Full-Year 2015E Avg Vessels	2Q2015E-4Q2015E Contract Backlog	Full-Year 2016E Avg Vessels	Full-Year 2016E Contract Backlog
Fleet Data (as of 29-Apr-2015):
Upstream
New generation OSVs - Term [13]	26.0	99%	21.6	98%	3.9	95%
New generation OSVs - Spot [14]	15.9	33%	23.9	14%	40.1	2%
New generation OSVs - Stacked [15]	17.6	0%	15.8	0%	18.0	0%
New generation OSVs - Total	59.5	52%	61.3	36%	62.0	7%
New generation MPSVs	6.0	58%	5.9	29%	8.8	0%
Total Upstream	65.5		67.2		70.8

	2Q 2015E Range		Full-Year 2015E Range
	Low [16]	High [16]	Low [16]	High [16]
Non-Vessel Revenue Data:
Non-vessel revenues [9]	$6.0	$7.0	$25.0	$28.0

Cost Data:
Operating expenses	$60.0	$65.0	$253.0	$268.0
General and administrative expenses	$13.0	$14.0	$50.0	$55.0

	1Q 2015A	2Q 2015E	3Q 2015E	4Q 2015E	2015E	2016E
Other Financial Data:
Gain on sale of assets	$33.1	$—	$11.0	$—	$44.1	$—
Depreciation	20.0	20.8	22.0	22.8	85.6	95.6
Amortization	7.5	7.0	7.1	7.1	28.7	23.6
Interest expense, net:
Interest expense	$13.6	$13.5	$13.5	$13.5	$54.1	$54.0
Incremental non-cash OID interest expense [17]	2.4	2.5	2.5	2.5	9.9	10.5
Capitalized interest	(5.8)	(5.4)	(4.1)	(3.2)	(18.5)	(4.6)
Interest income	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)	(1.1)
Total interest expense, net	$10.0	$10.4	$11.7	$12.6	$44.7	$58.8

Income tax rate	37.4%	37.5%	37.5%	37.5%	37.5%	37.5%
Cash income taxes	$1.4	$0.6	$1.3	$1.6	$4.9	$4.0
Cash interest expense	14.0	11.3	13.8	11.3	50.4	50.2
Weighted average diluted shares outstanding [18]	36.1	36.2	36.3	36.3	36.2	36.4

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three months ended March 31, 2015 and December 31, 2014 the Company had 337 and 140 anti-dilutive stock options, respectively. For the three months ended March 31, 2014, the Company had no anti-dilutive stock options. As of March 31, 2015, December 31, 2014, and March 31, 2014, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 60 new generation OSVs as of March 31, 2015. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are five MPSVs owned and operated by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates during the fourth quarter of 2014 and thus far in 2015. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]	Represents revenues from shore-based operations, vessel-management services, including from the O&M contract, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that these ratios can be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[13]
As of April 29, 2015, the Company’s active fleet of 26 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) was comprised of the following fleet mix: five 200 class OSVs, fourteen 240 class OSVs and seven 300 class OSVs.

[14]
As of April 29, 2015, the Company’s active fleet of 15 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: three 240 class OSVs, four 265 class OSVs and eight 300 class OSVs.

[15]	As of April 29, 2015, the Company’s inactive fleet of 18 new generation OSVs that were “stacked” was comprised of the following: seven 200 class OSVs and eleven 240 class OSVs.

[16]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[17]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[18]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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